Exhibit 99.1

Cable & Co Worldwide, Inc. Sets Date for Corporate Actions

Westport, CT April 7, 2008: Cable & Co Worldwide, Inc. (OTCPK: CCWW) (the “Company”) today announced that it has set a record date of April 18, 2008 to: (i) effectuate a 1 for 150 reverse stock split of its issued and outstanding shares of common stock; (ii) decrease the number of authorized shares of its common stock from 1,500,000,000 shares to 150,000,000 shares; and (iii) change the Company’s name to Market & Research Corp.

Gary Stein President of the Company, stated that “the reason for the delay in taking these actions was due to the delay in obtaining a new CUSIP number and further added with the agreement in principal to acquire Precision Opinion the Company has decided to simultaneously close all three companies by the close of the second quarter 2008”.

About Cable & Co.

Cable currently owns LifeHealth Care, Inc. LifeHealthCare, Inc. intends to develop and commercialize innovative over-the-counter, non-prescriptive dental care products.

About Precision Opinion

Precision currently provides consumer research services to the entertainment industry and the government and conducts political polling.

About INmarketing

INmarketing is a leader in the incentive industry through the deployment of its exclusive, database-driven, web-enabled application to reward program strategies. INmarketing develops sales incentive programs, a safety incentive program, service award, recognition programs or customer loyalty programs for its customers.

About Quantum

Quantum currently provides consumer research services to the telecommunications, automotive, healthcare, banking and cable industries and provides a circulation and research service for Business-to-Business for these same industries.

Forward-Looking Statements: The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining prices, and other economic factors. The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

Contact for further information:
Gary Stein at steincorp007@gmail.com